Exhibit 3(i)(c)
COMPOSITE AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
TRIPLE-S MANAGEMENT CORPORATION
     TRIPLE-S MANAGEMENT CORPORATION, a corporation organized and existing under the laws of the Commonwealth of Puerto Rico, hereby certifies pursuant to Article 8.05 of the General Corporation Law of the Commonwealth of Puerto Rico, as follows:
     1. The name of the corporation is Triple-S Management Corporation and its original Articles of Incorporation were filed with the Secretary of State of the Commonwealth of Puerto Rico on October 9, 1996, Registration Number 95,905.
     2. The Board of Directors of Triple-S Management Corporation at a meeting duly called and held on March 7, 2006, adopted a resolution proposing and declaring advisable the following Amended and Restated Articles of Incorporation which restate, integrate and amend the provisions of the original Articles of Incorporation of Triple-S Management Corporation in accordance with Article 8.02(b) of the General Corporation Law of the Commonwealth of Puerto Rico.
     3. The text of the Articles of Incorporation of Triple-S Management Corporation, as proposed to be amended, shall be effective upon the approval of shareholders and upon the date of filing of this instrument with the Secretary of State of the Commonwealth of Puerto Rico, to read in their entirety as follows:

FIRST:	The name of this corporation is TRIPLE-S MANAGEMENT CORPORATION.

SECOND:	The physical address of the designated office of the Corporation is 1441 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920.

THIRD:	The Corporation’s registered agent will be the Corporation itself, Triple-S Management Corporation. The address of such resident agent is 1441 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920.

FOURTH:	The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the Commonwealth of Puerto Rico, as from time to time amended (the “GCLPR”).

FIFTH:	A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Three Hundred Million (300,000,000) shares, consisting of (a)(1) one hundred million (100,000,000) shares of Class A Common Stock, par value $1.00 per share (the “Class A Common Stock”), and (2) one hundred million (100,000,000) shares of Class B Common Stock, par value $1.00 per share (the “Class B Common Stock”), and (b) One Hundred Million (100,000,000) shares of Preferred Stock, par value $1.00 per share (the “Preferred Stock”). On the effective date of this provision, all shares of common stock outstanding prior thereto shall be automatically converted into Class A Common Stock. As used herein the term “Common Stock” shall mean the Class A Common Stock and Class B Common Stock. The rights, privileges and ownership interests represented by each share of Class A Common Stock shall be identical in every respect to the rights, privileges and ownership interests represented by each share of Class B Common Stock, except as otherwise expressly provided below.

1. Voting Rights. Each holder of a share of Common Stock shall be entitled to one vote for each share standing in such holder’s name on the books of the Corporation irrespective of the class or series thereof, and all shares of all classes and series of Common Stock shall vote together as a single class; provided, that any amendment to these Amended and Restated Articles of Incorporation affecting any of the rights, privileges or ownership interests of the Class A Common Stock or the Class B Common Stock, including but not limited to the rights set forth in Attachments B and C hereto, shall require the affirmative vote of a majority of the shares outstanding of each of the Class A Common Stock and the Class B Common Stock.

2. Dividends. When and as dividends are declared or paid or distributions are made upon Common Stock, whether payable in cash, in property or in securities of the Corporation, the holders of Common Stock shall be entitled to share equally, share for share, in such dividends and distributions. Dividends declared and payable in shares of Common Stock shall be declared and be payable at the same rate in each class of stock. Dividends on shares of Class A Common Stock shall be payable in shares of Class A Common Stock and the dividends on shares of Class B Common Stock shall be payable in shares of Class B Common Stock.

3. Conversion. Holders of the Class A Common Stock shall be entitled to the conversion rights set forth in Attachment B hereto.

4. Anti-Dilution Rights. Holders of the Class B Common Stock shall be entitled to the anti-dilution rights set forth in Attachment C hereto.

SIXTH:	The shares of capital stock of the Corporation shall be subject to the transfer restrictions set forth in Attachment A to these Articles of Incorporation. Such transfer restrictions are being adopted in order for the Corporation to comply with the License Agreement between Blue Cross and Blue Shield Association (or its then successor) (the “BCBSA”) and the Corporation and related License Agreements between the subsidiaries of the Corporation and BCBSA.

SEVENTH:	A. At every annual or special meeting of shareholders of the Corporation, every holder of shares of Common Stock shall be entitled to one (1) vote for each share of Common Stock standing in his or her name on the books of the Corporation.

B. There shall be no cumulative voting by shareholders of any class or series of capital stock as may be set forth in the PRGCL or any other law, regulation, decree or agreement.

EIGHTH:	A. The Corporation shall be required, to the maximum extent permitted by the GCLPR, to indemnify each of its directors, officers and employees and any director, officer or employee who is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising due to the fact that any such person is or was a director, an officer or an employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise.

B. The Corporation may, in its absolute discretion, up to the maximum extent permitted by the GCLPR, indemnify each person who is not required to be indemnified under Section A above against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was serving or has agreed to serve the Corporation in any capacity, other than as a director, officer or employee, to the extent that the

Corporation is required or permitted to indemnify directors, officers or employees under Section A above.

C. The Corporation shall indemnify any director, officer, employee, or other agent of the Corporation against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was a trustee, investment manager, or other fiduciary under any employee benefit plan of the Corporation.

D. To the extent permitted by the GCLPR and applicable law, expenses incurred in defending any proceeding in the case described in Sections A and C above shall be advanced (and in the case of Section B may be advanced) by the Corporation prior to the final disposition of such proceeding upon receipt of any undertaking by or on behalf of such person to repay such amount if it shall be determined ultimately that he or she is not entitled to be indemnified by the Corporation. Additionally, the Corporation shall reimburse attorneys’ fees and other reasonable related expenses incurred by any person in enforcing such person’s indemnification rights described in Section A above if it shall ultimately be determined that such person is entitled to such indemnification by the Corporation.

E. The indemnification and the advancement of expenses provided by this Article EIGHTH shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, these Articles of Incorporation, the Bylaws or any agreement, vote of shareholders or disinterested directors, policy of insurance or otherwise, both as to action in their official capacity and as to action in another capacity while holding their respective offices, and shall not limit in any way any right which the Corporation may have to provide additional indemnification with respect to the same or different persons or classes of persons. The indemnification and advancement of expenses provided by this Article EIGHTH shall continue as to a person who has ceased to serve in a capacity that entitles such person to indemnity under this Article EIGHTH (an “Indemnifiable Capacity”) and shall inure to the benefit of the heirs, executors and administrators of such a person.

F. Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was serving in an Indemnifiable Capacity against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article EIGHTH. Notwithstanding anything in this Article EIGHTH to the contrary: (i) the Corporation shall not be obligated to indemnify any person serving in an Indemnifiable Capacity for any amounts which have been paid directly to such person by any insurance maintained by the Corporation; and (ii) any indemnification provided pursuant to this Article EIGHTH, (A) shall not be used as a source of contribution to, or as a substitute for, or as a basis for recoupment of any payments pursuant to, any indemnification obligation or insurance coverage which is available from any other enterprise, and (B) shall become operative, and payments shall be required to be made thereunder, only in the event and to the extent that the amounts in question have not been fully paid by any indemnification obligation or insurance coverage which is available from any other enterprise.

G. The rights granted or created hereby shall be vested in each person entitled to indemnification hereunder as a bargained-for contractual condition of such person’s serving or having served in an Indemnifiable Capacity and, while this Article EIGHTH may be amended or repealed, no such amendment or repeal shall release, terminate or adversely affect the rights of such person under this Article EIGHTH with respect to any act taken or the failure to take any act by such person prior to such amendment or repeal or with respect to any action, suit or proceeding with respect to such act or failure to act filed after such amendment or repeal.

H. If any provision of this Article EIGHTH or the application of any such provision to any person or circumstance is held invalid, illegal or unenforceable for any reason whatsoever, the remaining provisions of this Article EIGHTH and the application of such provision to other persons or circumstances shall not be affected thereby and, to the fullest extent possible, the court finding such provision invalid, illegal or unenforceable shall modify and construe the provision so as to render it valid and enforceable as against all persons or entities and to give the maximum possible protection to persons subject to indemnification hereby within the bounds of validity, legality and enforceability. Without limiting the generality of the foregoing, if any person who is or was serving in an Indemnifiable Capacity is entitled under any provision of this Article EIGHTH to indemnification by the Corporation for some or a portion of the judgments, amounts paid in settlement, attorneys’ fees, ERISA excise taxes or penalties, fines or other expenses actually and reasonably incurred by any such person in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of such action, suit or proceeding), whether civil, criminal, administrative, investigative or appellate, but not, however, for all of the total amount thereof, the Corporation shall nevertheless indemnify such person for the portion thereof to which such person is entitled.

NINTH:	A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCLPR. In no event shall any director be deemed to breach any fiduciary duty or other obligation owed to any shareholders of the Corporation or any other person by reason of (i) his or her failure to vote for (or by reason of such director’s vote against) any proposal or course of action that in such director’s judgment would breach any requirement imposed on the Corporation or any subsidiary or affiliate of the Corporation by the BCBSA or could lead to termination of any license granted by the BCBSA to the Corporation or any subsidiary or affiliate of the Corporation, or (ii) his or her decision to vote in favor of any proposal or course of action that in such director’s judgment is necessary to prevent a breach of any requirement imposed by the BCBSA or could prevent termination of any license granted by the BCBSA to the Corporation or any subsidiary or affiliate of the Corporation. Any repeal or modification of the foregoing provisions of this Article NINTH by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

TENTH:

A. The business and affairs of the Corporation shall be managed under the direction of a Board of Directors consisting of not less than nine (9) Directors, nor more than nineteen (19) Directors.

B.    Subject to the terms of this paragraph, the Board of Directors shall be divided into three groups, respectively designated “Group 1,” “Group 2,” and “Group 3,” as nearly equal in number as possible and whose term expire at different times. Directors in each group shall be elected for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director is elected. The Board of Directors may (i) reduce the size of each group of directors and (ii) nominate directors for shorter terms of office and assign such nominees to another group, in order to meet the requirements of the first sentence of this paragraph by the 2010 annual meeting of shareholders.

C.    The President of the Corporation shall be a member of the Board of Directors and will be excluded from the aforementioned groups. Every director will perform his/her duties until his/her successor is duly elected and in possession of his/her position.

ELEVENTH:	The Corporation will exist in perpetuity.

TWELFTH:

The Corporation reserves the right to amend any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by the GCLPR or other applicable law and these Articles of Incorporation, and all rights conferred upon shareholders herein are granted subject to this reservation; provided, however, that notwithstanding anything contained in these Articles of Incorporation to the contrary, (1) the approval of BCBSA (unless each and every License Agreement with BCBSA to which the Corporation or its subsidiaries shall be subject shall have been terminated) and (2) the affirmative vote of the holders of at least three-fourths (3/4) of the issued and outstanding voting shares of capital stock of the Corporation (the “Supermajority Shareholder Vote”) shall be required to amend Article SIXTH (including the provisions of Attachment A hereto), Paragraph B of Article SEVENTH, Paragraph B of Article TENTH or the BCBSA approval requirement or the Supermajority Shareholder Vote requirement set forth in this first proviso of Article TWELFTH; and provided further, however, that (i) the requirement for Supermajority Shareholder Vote shall become ineffective and shall be of no further force and effect in the event that each and every License Agreement with BCBSA to which the Corporation or its subsidiaries shall be subject shall have been terminated; and (ii) the Supermajority Shareholder Vote shall not apply to (1) any amendment to Article SIXTH (including the provisions of Attachment A hereto), Paragraph B of Article SEVENTH, Paragraph B of Article TENTH or the BCBSA approval requirement or the Supermajority Shareholder Vote requirement set forth in the first proviso of Article TWELFTH to conform such Articles to a change to the terms of any License Agreement, or (2) any amendment to Article SIXTH (including the provisions of Attachment A hereto), Paragraph B of Article SEVENTH, Paragraph B of Article TENTH or the BCBSA approval requirement or the Supermajority Shareholder Vote requirement set forth in the first proviso of Article TWELFTH required or permitted by the BCBSA (whether or not constituting a change to the terms of any License Agreement). The affirmative vote of the holders of at least the percentage of the issued and outstanding capital stock entitled to vote thereon required by the GCLPR or other applicable law shall be required to amend any provisions of these Articles of Incorporation that shall not require the Supermajority Shareholder Vote under this Article TWELFTH.

THIRTEENTH:

A. The Bylaws shall govern the management and affairs of the Corporation, the rights and powers of the directors, officers, employees and shareholders of the Corporation in accordance with its terms and shall govern the rights of all persons concerned relating in any way to the Corporation except that if any provision in the Bylaws shall be irreconcilably inconsistent with any provision in these Articles of Incorporation, the provision in these Articles of Incorporation shall control.

B. The Board of Directors of the Corporation shall have the power to amend the Bylaws of the Corporation by the vote of a majority of the whole Board of Directors of the Corporation. The shareholders of the Corporation shall not have the power to amend the Bylaws of the Corporation unless such amendment shall be approved by the holders of at least a majority of the then issued and outstanding shares of capital stock entitled to vote thereon. Notwithstanding anything contained in these Articles of Incorporation of the Corporation to the contrary, the approval of BCBSA (unless each and every License

Agreement with BCBSA to which the Corporation or its subsidiaries shall be subject shall have been terminated) shall be required to amend Section 5-2, Paragraph D of Section 6-2, Paragraph H of Section 7-11 and Sub-Section 12 of Section 7-14 of the By-Laws of the Corporation and the BCBSA approval requirement contained in this Article THIRTEENTH. For purposes of this Section B of Article THIRTEENTH, the term “whole Board of Directors of the Corporation” means the total number of Directors which the Corporation would have as of the date of such determination if the Board of Directors of the Corporation had no vacancies.
Approved on April 30, 2006 by the stockholders of the Corporation.
Amended on April 29, 2007 by the stockholders of the Corporation.
Amended on June 24, 2007 by the stockholders of the Corporation.
Amended on April 27, 2008 by the stockholders of the Corporation.

ATTACHMENT A TO AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF TRIPLE-S MANAGEMENT CORPORATION
RESTRICTION ON TRANSFER
     SECTION 1. The following defined words and definitions shall apply with respect to this Attachment A to the Corporation’s Articles of Incorporation (“Attachment A”) in which such defined words are used.
     (a) “Affiliate” and “Associate” have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.
     (b) a Person shall be deemed to “Beneficially Own,” be the “Beneficial Owner” of or have “Beneficial Ownership” of any capital stock of the Corporation:
     (1) in which such Person shall then have a direct or indirect beneficial ownership interest which confers a profit, benefit or advantage but which does not constitute legal ownership or control;
     (2) in which such Person shall have the right to acquire any direct or indirect beneficial ownership interest pursuant to any option or other agreement (either immediately or after the passage of time or the occurrence of any contingency);
     (3) which such Person shall have the right to vote;
     (4) in which such Person shall hold any other interest which would count in determining whether such Person would be required to file a Schedule 13D or Schedule 13G under Regulation 13D-G under the Exchange Act; or
     (5) which shall be Beneficially Owned (under the concepts provided in the preceding clauses) by any affiliate or associate of the particular Person or by any other Person with whom the particular Person or any such affiliate or associate has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) relating to the acquisition, holding, voting or disposing of any securities of the Corporation;
     provided, however, that
     (6) a Person shall not be deemed to Beneficially Own, be the Beneficial Owner of, or have Beneficial Ownership of Capital Stock by reason of possessing the right to vote if (i) such right arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act, and (ii) such Person is not the Excess Owner of any Excess Shares, is not named as holding a beneficial ownership interest in any Capital Stock in any filing on Schedule 13D or Schedule 13G, and is not an affiliate or associate of any such Excess Owner or named Person;
     (7) a member of a national securities exchange or a registered depositary shall not be deemed to Beneficially Own, be the Beneficial Owner of or have Beneficial Ownership of Capital Stock held directly or indirectly by it on behalf of another Person (and not for its own account) solely because such member or depositary is the record holder of such Capital Stock, and (in the case of such member), pursuant to the rules of such exchange, such member may direct the vote of such Capital Stock without instruction on matters which are uncontested and do not affect substantially the rights or privileges of the holders of the Capital Stock to be voted, but is otherwise precluded by the rules of such exchange from voting such Capital Stock without instruction on either contested matters or matters that may affect substantially the rights or the privileges of the holders of such Capital Stock to be voted;
     (8) a Person who in the ordinary course of business is a pledgee of Capital Stock under a written pledge agreement shall not be deemed to Beneficially Own, be the Beneficial Owner of or have Beneficial Ownership of such pledged Capital Stock solely by reason of such pledge until the pledgee has taken all formal steps which are necessary to declare a default or has otherwise acquired the power to vote or to direct the vote of such pledged Capital Stock, provided that:
     (A) the pledge agreement is bona fide and was not entered into with the purpose nor with the effect of changing or influencing the control of the Corporation, nor in connection with any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) promulgated under the Exchange Act; and
     (B) the pledge agreement does not grant to the pledgee the right to vote or to direct the vote of the pledged securities prior to the time the pledgee has taken all formal steps which are necessary to declare a default;
     (9) a Person engaged in business as an underwriter or a placement agent for securities who enters into an agreement to acquire or acquires Capital Stock solely by reason of its participation in good faith and in the ordinary course of its business in the capacity of underwriter or placement agent in any underwriting or agent representation registered under the Securities Act, as a bona fide private placement, a resale under Rule 144A promulgated under the Securities Act, or in any foreign or other offering exempt from the registration requirements under the Securities Act shall not be deemed to Beneficially Own, be the Beneficial Owner of or have Beneficial Ownership of such securities until the expiration of forty (40) days after the date of such acquisition so long as (i) such Person does not vote such Capital Stock during such period, and (ii) such participation is not with the purpose or with the effect of changing or influencing control of the Corporation, nor in connection with or facilitating any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) promulgated under the Exchange Act;
     (10) if the Corporation shall sell shares in a transaction not involving any public offering, then each purchaser in such offering shall be deemed to obtain Beneficial Ownership in such offering of the shares purchased by such purchaser, but no particular purchaser shall be deemed to Beneficially Own or have acquired Beneficial Ownership or be the Beneficial Owner in such offering of shares purchased by any other purchaser solely by reason of the fact that all such purchasers are parties to customary agreements relating to the purchase of equity securities directly from the Corporation in a transaction not involving a public offering, provided that:
     (A) all the purchasers are persons specified in Rule 13d-1(b)(1)(ii) promulgated under the Exchange Act;
     (B) the purchase is in the ordinary course of each purchaser’s business and not with the purpose nor with the effect of changing or influencing control of the Corporation, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) promulgated under the Exchange Act,
     (C) there is no agreement among or between any purchasers to act together with respect to the Corporation or its securities except for the purpose of facilitating the specific purchase involved; and
     (D) the only actions among or between any purchasers with respect to the Corporation or its securities subsequent to the closing date of the nonpublic offering are those which are necessary to conclude ministerial matters directly related to the completion of the offer or sale of the securities sold in such offering;
     (11) the Share Escrow Agent shall not be deemed to be the Beneficial Owner of any Excess Share held by such Share Escrow Agent pursuant to an Excess Share Escrow Agreement, nor shall any such Excess Shares be aggregated with any other shares of Capital Stock held by affiliates or associates of such Share Escrow Agent; and
     (12) a Person shall not be deemed to Beneficially Own, be the Beneficial Owner of, or have Beneficial Ownership of Capital Stock by reason of the fact that such Person shall have entered into an agreement with the Corporation pursuant to which such Person, or its associates or affiliates, shall, upon consummation of the transaction described in such agreement, acquire, directly or indirectly, all of the Capital Stock of the Corporation (by means of a merger, consolidation, stock purchase or otherwise), provided that:
     (A) such agreement shall have been approved by a majority of the board (not including any director who is not Independent as to such matter) prior to the execution thereof by the Corporation;
     (B) neither such Person nor its associates or affiliates shall have been the Excess Owner of any Excess Shares immediately prior to the execution of such agreement;
     (C) the consummation of the transaction described in such agreement shall be subject to the approval of the holders of Capital Stock of the Corporation entitled to vote thereon under the GCLPR or pursuant to other applicable law or the rules of the New York Stock Exchange, Inc. or any other national securities exchange or automated quotation system on which any of the Capital Stock shall then be listed or quoted; and
     (D) neither such Person nor its associates or affiliates shall have made any acquisition of Capital Stock after the execution of such agreement other than pursuant to the terms of such agreement.
     Anything herein to the contrary notwithstanding, a Person shall continue to be deemed to Beneficially Own, be the Beneficial Owner of, and have Beneficial Ownership of, such Person’s Excess Shares which shall have been conveyed, or shall be deemed to have been conveyed, to the Share Escrow Agent in accordance with this Attachment A until such time as such Excess Shares shall have been sold by the Share Escrow Agent as provided in this Attachment A.
     (c) “BCBSA” means Blue Cross and Blue Shield Association.
     (d) “Capital Stock” means shares (or any basic unit) of any class or series of any equity security, voting or non-voting, common or preferred, which the Corporation may at any time issue or be authorized to issue.
     (e) “Common Stock” means the shares of common stock of the Corporation.
     (f) “Excess Owner” means a Person who Beneficially Owns Excess Shares.
     (g) “Excess Shares” means (i) with respect to any Institutional Investor, all the shares of Capital Stock Beneficially Owned by such Institutional Investor in excess of the Institutional Investor Ownership Limit, (ii) with respect to any Noninstitutional Investor, all the shares of Capital Stock Beneficially Owned by such Noninstitutional Investor in excess of the Noninstitutional Investor Ownership Limit, and (iii) with respect to any Person, all the shares of Capital Stock Beneficially Owned by such Person in excess of the General Ownership Limit. All Excess Shares shall be deemed to be issued and outstanding shares of Capital Stock even when subject to or held pursuant to this Attachment A.

     (h) “Exchange Act” means the Securities Exchange Act of 1934, as amended or supplemented, and any other federal law which the Board of Directors of the Corporation shall reasonably judge to have replaced or supplemented the coverage of the Exchange Act.
     (i) “GCLPR” means the General Corporation Law of the Commonwealth of Puerto Rico.
     (j) “General Ownership Limit” means (i) that number of shares of Common Stock one share lower than the number of shares of Common Stock which would represent 20% of all shares of Common Stock issued and outstanding at the time of determination, or (ii) any combination of shares of Capital Stock in any series or class that represents 20% of the ownership interest in the Corporation at the time of determination. So long as Common Stock shall be the only class of Capital Stock issued by the Corporation, the General Ownership Limit shall be irrelevant for purposes of this Attachment A because the Institutional Investor Ownership Limit shall exclusively determine whether any shares of Common Stock owned by any Institutional Investor constitute Excess Shares and the Noninstitutional Investor Ownership Limit shall exclusively determine whether any shares of Common Stock owned by any Noninstitutional Investor constitute Excess Shares. If, however, the Corporation were to issue a series of Preferred Stock or other class of Capital Stock other than Common Stock, then (a) shares Beneficially Owned by an Institutional Investor in excess of either the Institutional Investor Ownership Limit or the General Ownership Limit would constitute Excess Shares, and (b) shares Beneficially Owned by a Noninstitutional Investor in excess of either the Noninstitutional Investor Ownership Limit or the General Ownership Limit would constitute Excess Shares.
     (k) “Independent” means a person who, at any given time, shall (i) not be a Major Participant (as defined in Section 1(o) of this Attachment A), (ii) not have been nominated to the Board of Directors of the Corporation at the initiative of a Major Participant, (iii) not have announced a commitment to any proposal made by a Major Participant that has not been approved by a majority of the board (not including any director who is not Independent as to such matter), and not have been determined by a majority of the board (not including any director who is not Independent as to such matter) to have been subject to any relationship, arrangement or circumstance (including any relationship with a Major Participant) which, in the judgment of a majority of the board of directors (not including any director who is not Independent as to such matter), is reasonably possible or likely to interfere to an extent deemed unacceptable by such majority of the board (not including any director who is not Independent as to such matter) with his or her exercise of independent judgment as a director.
     (l) “Institutional Investor” means any Person that is an entity or group identified in Rule 13d-1(b)(1)(ii) under the Exchange Act, provided that every filing made by such Person with the SEC under Regulation 13D-G (or any successor Regulation) under the Exchange Act with respect to such Person’s Beneficial Ownership of Capital Stock by such Person shall have contained a certification identical to the one required by Item 10 of Schedule 13G, or such other affirmation as shall be approved by the BCBSA and the Board of Directors.
     (m) “Institutional Investor Ownership Limit” means that number of shares of Capital Stock one share lower than the number of shares of Capital Stock which would represent 10% of the Voting Power of all shares of Capital Stock issued and outstanding at the time of determination; provided that, that the Institutional Investor Ownership Limit may be revised from time to time pursuant to Section 14 of this Attachment A.
     (n) “License Agreements” means the license agreements as constituted from time to time between the Corporation or any of its subsidiaries or affiliates and the BCBSA, including any and all addenda thereto, with respect to, among other things, the “Blue Cross” and “Blue Shield” names and marks.
     (o) “Major Participant” means a Person who, except as provided in the next sentence, is (i) an Excess Owner, (ii) a Person that has filed proxy materials with the SEC (as defined in Section 1(w) of this Attachment A hereof) supporting a candidate for election to the Board of Directors of the Corporation in opposition to candidates approved by a majority of the board (not including any director who is not Independent as to such matter), (iii) a Person that has made a proposal, made a filing with the SEC or taken other actions in which such Person indicates that such Person may seek to become a Major Participant or which in the judgment of a majority of the board (not including any director who is not Independent as to such matter) indicates that it is reasonably possible or likely that such Person will seek to become a Major Participant, or (iv) such Person is an affiliate or associate of a Major Participant.
     Notwithstanding the foregoing, in the event that a majority of the board (not including any director who is not Independent as to such matter) shall have approved an acquisition of outstanding Capital Stock of the Corporation, prior to the time such acquisition shall occur, which would otherwise render a Person a Major Participant and such Person (a) shall not have made any subsequent acquisition of outstanding Capital Stock of the Corporation not approved by a majority of the board (not including any director who is not Independent as to such matter) and (b) shall not have subsequently taken any of the actions specified in the preceding sentence without the prior approval of a majority of the board (not including any director who is not Independent as to such matter), then such Person shall not be deemed a Major Participant. In the event there shall be any question as to whether a particular Person is a Major Participant, the determination of a majority of the board (not including any director who is not Independent as to such matter)shall be binding upon all parties concerned.
     (p) “Noninstitutional Investor” means any Person that is not an Institutional Investor.
     (q) “Noninstitutional Investor Ownership Limit” means that number of shares of Capital Stock one share lower than the number of shares of Capital Stock which would represent 5% of the Voting Power of all shares of Capital Stock issued and outstanding at the time of determination; provided, however, that the Noninstitutional Investor Ownership Limit may be revised from time to time pursuant to Section 14 of this Attachment A.
     (r) “Ownership Limit” means each of the General Ownership Limit, the Institutional Investor Ownership Limit and the Noninstitutional Investor Ownership Limit, as each may be revised from time to time pursuant to Section 14 of this Attachment A.
     (s) “Permitted Transferee” means a Person whose acquisition of Capital Stock will not violate any Ownership Limit applicable to such Person.
     (t) “Person” means any individual, firm, partnership, corporation, limited liability company, trust, association, joint venture or other entity, and shall include any successor (by merger or otherwise) or of any such entity.
     (u) “Schedule 13D” means a report on Schedule 13D under Regulation 13D-G under the Exchange Act and any report which may be required in the future under any requirements which the BCBSA shall reasonably judge to have any of the purposes served by Schedule 13D.
     (v) “Schedule 13G” means a report on Schedule 13G under Regulation 13D-G under the Exchange Act and any report which may be required in the future under any requirements which the BCBSA shall reasonably judge to have any of the purposes served by Schedule 13G.
     (w) “SEC” means the United States Securities and Exchange Commission and any successor federal agency having similar powers.
     (x) “Securities Act” means the Securities Act of 1933, as amended or supplemented, and any other federal law which the Board of Directors shall reasonably judge to have replaced or supplemented the coverage of the Securities Act.
     (y) “Share Escrow Agent” means the Person appointed by the Corporation to act as escrow agent with respect to the Excess Shares.
     (z) “Transfer” means any of the following which would affect the Beneficial Ownership of Capital Stock: (a) any direct or indirect sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Capital Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Capital Stock, or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise, and (b) any other transaction or event, including, without limitation, a merger, consolidation, or acquisition of any Person, the expiration of a voting trust which is not renewed, or the aggregation of the Capital Stock Beneficially Owned by one Person with the Capital Stock Beneficially Owned by any other Person, which would affect the Beneficial Ownership of Capital Stock.
     (aa) “Transferability” means the ability of a Person to Transfer shares of Capital Stock of the Corporation.
     (bb) “Voting Power” means the voting power attributable to the shares of Capital Stock issued and outstanding at the time of determination and shall be equal to the number of all votes which could be cast in any election of any director, other than directors electable under the terms of any series of Preferred Stock in specified circumstances, which could be accounted for by all shares of Capital Stock issued and outstanding at the time of determination. If, in connection with an election for any particular position on the Board of Directors of the Corporation, shares in different classes or series are entitled to be voted together for purposes of such election, then in determining the number of “all votes which could be cast” in the election for that particular position for purposes of the preceding sentence, the number shall be equal to the number of votes which could be cast in the election for that particular position if all shares entitled to be voted in such election (regardless of series or class) were in fact voted in such election. For any particular Person, the Voting Power of such Person shall be equal to the quotient, expressed as a percentage, of the number of votes that may be cast with respect to shares of Capital Stock Beneficially Owned by such Person (including, for these purposes, any Excess Shares Beneficially Owned by such Person and held and/or voted by the Escrow Share Agent) divided by the total number of votes that could be cast by all stockholders of the Corporation (including such particular Person) based upon the issued and outstanding shares of Capital Stock at the time of determination. If the Corporation shall issue any series or class of shares for which positions on the Board of Directors of the Corporation are reserved or shall otherwise issue shares which have voting rights which can arise or vary based upon terms governing that class or series, then the percentage of the voting power represented by the shares of Capital Stock Beneficially Owned by any particular Person shall be the highest percentage of the total votes which could be accounted for by those shares in any election of any director.
     SECTION 2. (a) No Institutional Investor shall Beneficially Own shares of Capital Stock in excess of the Institutional Investor Ownership Limit. No Noninstitutional Investor shall Beneficially Own shares of Capital Stock in excess of the Noninstitutional Investor Ownership Limit. No Person shall Beneficially Own shares of Capital Stock in excess of the General Ownership Limit.
     (b) The occurrence of any Transfer which would cause any Person to Beneficially Own Capital Stock in excess of any Ownership Limit applicable to such Person shall have the following legal consequences: (i) such Person shall receive no rights to the Excess Shares resulting from such Transfer (other than as specified in this Attachment A), and (ii) the Excess Shares resulting from such Transfer immediately shall be deemed to be conveyed to the Share Escrow Agent.
     (c) Notwithstanding the foregoing, a Person’s Beneficial Ownership of Capital Stock shall not be deemed to exceed any Ownership Limit applicable to such Person if (A) the Excess Shares with respect to such Person do not exceed the lesser of 1% of the Voting Power of the Capital Stock or 1% of the ownership interest in the Corporation, and (B) within fifteen (15) days of the time when such Person becomes aware of the existence of such Excess Shares, such Person transfers or otherwise disposes of sufficient shares of Capital Stock so that such Person’s Beneficial Ownership of Capital Stock shall not exceed any Ownership Limit.
     SECTION 3. Any Excess Owner who acquires or attempts to acquire shares of Capital Stock in violation of Section 2 of this Attachment A, or any Excess Owner who is a transferee such that any shares of Capital Stock are deemed Excess Shares, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request.
     SECTION 4. The Corporation shall take such actions as it deems necessary to give effect to the transfer of Excess Shares to the Share Escrow Agent, including refusing to give effect to the Transfer or any subsequent Transfer of Excess Shares by the Excess Owner on the books of the Corporation. Excess Shares so held or deemed held by the Share Escrow Agent shall be issued and outstanding shares of Capital Stock. An Excess Owner shall have no rights in such Excess Shares except as expressly provided in this Attachment A and the administration of the Excess Shares escrow shall be governed by the terms of an Excess Share Escrow Agreement to be entered into between the Corporation and the Share Escrow Agent and having such terms as the Corporation shall deem appropriate.
     SECTION 5. The Share Escrow Agent, as record holder of Excess Shares, shall be entitled to receive all dividends and distributions as may be declared by the Board of Directors of the Corporation with respect to Excess Shares (the “Excess Share Dividends”) and shall hold the Excess Share Dividends until disbursed in accordance with the provisions of Section 9 of this Attachment A. In the event an Excess Owner receives any Excess Share Dividends (including, without limitation, Excess Share Dividends received prior to the time the Corporation determines that Excess Shares exist with respect to such Excess Owner) such Excess Owner shall repay such Excess Share Dividends to the Share Escrow Agent or the Corporation. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any Excess Share Dividends paid to an Excess Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Capital Stock Beneficially Owned by any Excess Owner (including future dividends on distributions on shares of Capital Stock which fall below the Ownership Limit as well as on Excess Shares), and, as soon as practicable following the Corporation’s receipt or withholding thereof, shall pay over to the Share Escrow Agent the dividends so received or withheld, as the case may be.
     SECTION 6. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of, or any distribution of the assets of, the Corporation, the Share Escrow Agent shall be entitled to receive, ratably with each other holder of Capital Stock of the same class or series, that portion of the assets of the Corporation that shall be available for distribution to the holders of such class or series of Capital Stock. The Share Escrow Agent shall distribute the amounts received upon such liquidation, dissolution or winding up or distribution in accordance with the provisions of Section 9 of this Attachment A.
     SECTION 7. The Share Escrow Agent shall be entitled to vote all Excess Shares. The Share Escrow Agent shall vote, consent, or assent Excess Shares as follows:
     (a) to vote in favor of each nominee to the Board of Directors of the Corporation whose nomination has been approved by a majority of the board (not including any director who is not Independent as to such matter) and to vote against any candidate for the Board of Directors of the Corporation for whom no competing candidate has been nominated or selected by a majority of the board (not including any director who is not Independent as to such matter);
     (b) unless such action is initiated by or with the consent of the Board of Directors of the Corporation, (i) to vote against removal of any director of the Corporation, (ii) to vote against any alteration, amendment, change or addition to or repeal (collectively, “Change”) of the Bylaws or the Corporation’s Articles of Incorporation, (iii) not to nominate any candidate to fill any vacancy of the Board of Directors of the Corporation and (iv) not take any action by voting such Excess Shares that would be inconsistent with or would have the effect, directly or indirectly, of defeating or subverting the voting requirements contained in Section 7(a) of this Attachment A or this Section 7(b) of this Attachment A; and
     (c) to the extent not covered by clauses (a) and (b) above, to vote as recommended by the Board of Directors of the Corporation.
     SECTION 8. (a) The Share Escrow Agent shall hold all Excess Shares until such time as they are sold in accordance with this Section 8 of Attachment A.

     (b) The Share Escrow Agent shall sell or cause the sale of Excess Shares at such time or times and on such terms as shall be determined by the Corporation. The Share Escrow Agent shall have the right to take such actions as the Corporation shall deem appropriate to ensure that sales of Excess Shares shall be made only to Permitted Transferees.
     (c) The Share Escrow Agent shall have the power to convey to the purchaser of any Excess Shares sold by the Share Escrow Agent ownership of such Excess Shares free of any interest of the Excess Owner of those Excess Shares and free of any other adverse interest arising through the Excess Owner. The Share Escrow Agent shall be authorized to execute any and all documents sufficient to transfer title to any Permitted Transferee.
     (d) Upon acquisition by any Permitted Transferee of any Excess Shares sold by the Share Escrow Agent or the Excess Owner, such shares shall upon such sale cease to be Excess Shares and shall become regular shares of Capital Stock in the class or series to which such Excess Shares otherwise belong, and the purchaser of such shares shall acquire such shares free of any claims of the Share Escrow Agent or the Excess Owner.
     (e) To the extent permitted by the GCLPR or other applicable law, neither the Corporation, the Share Escrow Agent nor anyone else shall have any liability to the Excess Owner or anyone else by reason of any action or inaction the Corporation or the Share Escrow Agent or any director, officer or agent of the Corporation shall take which any of them shall in good faith believe to be within the scope of their authority under this Attachment A or by reason of any decision as to when or how to sell any Excess Shares or by reason of any other action or inaction in connection with the activities permitted under this Attachment A which does not constitute gross negligence or willful misconduct.
     Without limiting by implication the scope of the preceding sentence, to the extent permitted by law, neither the Share Escrow Agent nor the Corporation nor any director, officer or agent of the Corporation (a) shall have any liability on grounds that any of them failed to take actions which would or could have produced higher proceeds for any of the Excess Shares or by reason of the manner or timing for any disposition of any Excess Shares, and (b) shall be deemed to be a fiduciary or agent of any Excess Owner.
     SECTION 9. The proceeds from the sale of the Excess Shares and any Excess Share Dividends shall be distributed as follows (i) first, to the Share Escrow Agent for any costs and expenses incurred in respect of its administration of the Excess Shares that have not theretofore been reimbursed by the Corporation; (ii) second, to the Corporation for all costs and expenses incurred by the Corporation in connection with the appointment of the Share Escrow Agent, the payment of fees to the Share Escrow Agent with respect to the services provided by the Share Escrow Agent in respect of the escrow and for any other direct or indirect and out of pocket expenses incurred by the Corporation in connection with the Excess Shares, including any litigation costs and expenses, and all funds expended by the Corporation to reimburse the Share Escrow Agent for costs and expenses incurred by the Share Escrow Agent in respect of its administration of the Excess Shares and for all fees, disbursements and expenses incurred by the Share Escrow Agent in connection with the sale of the Excess Shares; and (iii) third, the remainder thereof (as the case may be) to the Excess Owner; provided, however, if the Corporation shall have any questions as to whether any security interest or other interest adverse to the Excess Owner shall have existed with respect to any Excess Shares, neither the Share Escrow Agent, the Corporation nor anyone else shall have the obligation to disburse proceeds for those shares until the Share Escrow Agent shall be provided with such evidence as the Corporation shall deem necessary to determine the parties who shall be entitled to such proceeds.
     SECTION 10. Each certificate for Capital Stock shall bear the following legend:
     “The shares of stock represented by this certificate are subject to restrictions on ownership and Transfer. All capitalized terms in this legend have the meanings ascribed to them in the Corporation’s Articles of Incorporation, as the same may be amended from time to time, a copy of which, including the restrictions on ownership and Transfer, shall be sent without charge to each stockholder who so requests. No Person shall Beneficially Own shares of Capital Stock in excess of any Ownership Limit applicable to such Person. Subject to certain limited specific exemptions, (i) Beneficial Ownership of that number of shares of Capital Stock by an Institutional Investor which would represent 10% or more of the Voting Power would exceed the Institutional Investor Ownership Limit, (ii) Beneficial Ownership of that number of shares of Capital Stock by a Noninstitutional Investor which would represent 5% or more of the Voting Power would exceed the Noninstitutional Investor Ownership Limit, and (iii) Beneficial Ownership of (a) 20% or more of the issued and outstanding shares of Common Stock or (b) any combination of shares in any series or class of Capital Stock that represents 20% or more of the Ownership Interest in the Corporation (determined as provided in the Corporation’s Articles of Incorporation) would exceed the General Ownership Limit. Any Person who attempts to Beneficially Own shares of Capital Stock in violation of this limitation must immediately notify the Corporation. Upon the occurrence of any event that would cause any person to exceed any Ownership Limit applicable to such Person, all shares of Capital Stock Beneficially Owned by such Person in excess of any Ownership Limit applicable to such Person shall automatically be deemed Excess Shares and shall be transferred automatically to the Share Escrow Agent and shall be subject to the provisions of the Corporation’s Articles of Incorporation. The foregoing summary of the restrictions on ownership and Transfer is qualified in its entirety by reference to the Corporation’s Articles of Incorporation.”
     The legend may be amended from time to time to reflect amendments to the Corporation’s Articles of Incorporation, or revisions to the Ownership Limits in accordance with Section 14 of this Attachment A.
     SECTION 11. Nothing contained in this Attachment A or in any other provision of the Corporation’s Articles of Incorporation shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders.
     SECTION 12. Nothing contained in the Corporation’s Articles of Incorporation (including this Attachment A) shall preclude the settlement of any transactions entered into through the facilities of the New York Stock Exchange, Inc. or any other exchange or through the means of any automated quotation system now or hereafter in effect.
      SECTION 13. Except in the case of manifest error, any interpretation of this Attachment A by the Board of Directors of the Corporation shall be conclusive and binding; provided, however, that in making any such interpretation, the Board of Directors of the Corporation shall consider, wherever relevant, the Corporation’s obligations to the BCBSA.
     SECTION 14. A majority of the board of directors shall have the right to revise the definition of one or more Ownership Limits to change the percentage ownership of Capital Stock under such Ownership Limit to conform the definition to a change to the terms of the License Agreements or as required or permitted by the BCBSA. In the event the Corporation issues any series or class of Capital Stock other than Common Stock, then majority of the board of directors shall have the power to determine the manner in which each class or series of Capital Stock shall be counted for purposes of determining each Ownership Limit. Any such revision to the definition of any Ownership Limit shall not be deemed a Change to the Corporation’s Articles of Incorporation (including this Attachment A), and shall not require stockholder approval under Article THIRTEENTH of the Corporation’s Articles of Incorporation; provided, however, that no such revision shall be effective until such time as the Corporation shall have notified the stockholders of such revision in such manner as it shall deem appropriate under the circumstances (provided that notification of any such revision by means of a filing by the Corporation describing such revision with the SEC under the Exchange Act or with the Secretary of State of the Commonwealth of Puerto Rico under the GCLPR shall be deemed appropriate notice under all circumstances).

ATTACHMENT B TO AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF TRIPLE-S MANAGEMENT CORPORATION
CONVERSION RIGHTS
Class A Common Stock
     1. Certain Definitions. As used in this Attachment B, the following terms shall have the following meanings, unless the context otherwise requires:
     “Board of Directors” means either the board of directors of the Corporation or any duly authorized committee of such board.
     “Business Day” means any day other than a Saturday, Sunday or a day in which banks in San Juan, Puerto Rico or New York, New York are permitted or required to be closed.
     “Corporation” shall mean Triple-S Management Corporation, and shall include any successor to such Corporation.
     “IPO” means the initial public offering of the Corporation’s Class B Common Stock.
     “non-medical heir” refers to a former shareholders’ heir who was not a physician or dentist at the time of the death of the former shareholder.
     “Officer” means the President or any Vice President of the Corporation.
     “outstanding” means, when used with respect to Class A Common Stock, as of any date of determination, all shares of Class A Common Stock outstanding as of such date; provided, however, that, in determining whether the holders of Class A Common Stock have given any request, demand, authorization, direction, notice, consent or waiver or taken any other action hereunder, Class A Common Stock owned by the Corporation shall be deemed not to be outstanding, except that, in determining whether the Registrar shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Class A Common Stock which the Registrar has actual knowledge of being so owned shall be deemed not to be outstanding.
     “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Class A Common Stock have the right to receive any cash, securities or other property or in which the Class A Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).
     “Registrar” shall mean the registrar for the Corporation’s capital stock, as may be duly designated by resolution of the Board of Directors.
     “share acquisition agreement” means any agreement executed by SSS and a health care provider under which SSS agreed to sell, and the provider agreed to buy, shares of SSS, in each case subject to certain conditions.

     “SSS” means the predecessor entity of TSI, Seguros de Servicios de Salud de Puerto Rico, Inc.
     “Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).
     “Trading Day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Class B Common Stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the Class B Common Stock is then listed or, if the Class B Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Class B Common Stock is then traded.
     “Transfer Agent” shall mean the transfer agent for the Corporation’s capital stock, as may be duly designated by resolution of the Board of Directors.
     “TSI” means Triple-S, Inc., a wholly-owned subsidiary of the Corporation, and it successors.
     2. Conversion. Each share of Class A Common Stock shall be converted in accordance with, and subject to, this Attachment B into one fully paid and non-assessable share of Class B Common Stock (as such shares shall then be constituted) on the date notice of conversion is given. The Class A Common Stock shall be convertible only upon the satisfaction of the conditions specified in clauses (i) through (iv) below. The Class B Common Stock shall not carry any conversion rights or otherwise be convertible into Class A Common Stock.
          (i) Conversion in the Initial Public Offering. Shares of Class A Common Stock sold to the underwriters in the IPO shall be converted into shares of Class B Common Stock upon the closing of such sale.
          (ii) Conversion Following the First Anniversary of the IPO. At any time starting on the date that is 12 months from the completion of the IPO, a portion of the Class A Common Stock may be converted into shares of Class B Common Stock, if the Board of Directors has approved a resolution authorizing such conversion and all other conditions imposed by such resolution have been satisfied. Such conditions could include a condition that, prior to conversion, the shares be sold to the public in an underwritten offering. The aggregate number of shares of Class A Common Stock that may be so converted, together with all shares of Class A common stock that shall have been converted on any prior occasion, shall be limited to two-thirds of the number of shares of common stock outstanding immediately prior to the consummation of the IPO.
          (iii) Conversion Following the Fifth Anniversary of the IPO. At any time starting five years after the completion of the IPO, any remaining Class A Common Stock may be converted into shares of Class B Common Stock, if the Board of Directors has approved a resolution authorizing the conversion and all other conditions imposed by such resolution have been satisfied.
          (iv) Conversion Upon Resolution of Potential Claims. Notwithstanding the provisions of Section 2(iii), beginning one year after completion of the IPO, all or any portion of Class A Common Stock may be converted into shares of Class B Common Stock on or after the date on which the Board of Directors shall have approved a resolution in which it determines that any and all potential claims against the Corporation under any share acquisition agreement or by any purported non-medical heir in respect of the inheritance of shares of common stock have been resolved; provided, that such conversion shall be subject to the satisfaction of all conditions imposed by the Board of Directors.

     3. Capital Stock Issuable Upon Conversion. Capital stock issuable by the Corporation upon conversion of the Class A Common Stock shall include only shares of the class designated as Class B Common Stock of the Corporation or shares of any class or classes resulting from any reclassification or reclassifications thereof and that have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation.

ANTI-DILUTION RIGHTS
Class B Common Stock
1. Definitions. As used in this Attachment C, capitalized terms not otherwise defined herein shall have the meaning assigned to such term in the Amended and Restated Articles of Incorporation and Attachment B. The following terms have the following meanings, unless the context otherwise requires:
     “Claimant Share” shall have the meaning set forth in Section 2(b) below.
     “Closing Sale Price” means, with respect to shares of Class B Common Stock on any Trading Day, the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which shares of Class B Common Stock are traded or on the principal other national or regional securities exchange on which the Class B Common Stock is then listed. In the absence of such listing, the Board of Directors shall be entitled to determine the Closing Sale Price on the basis it considers appropriate. The Closing Sale Price shall be determined without reference to extended or after hours trading.
     “Pre-TSI Issuance Class B Common Stock” shall have the meaning set forth in Section 3(a) below.
     “TSI Claimant Shares” shall have the meaning set forth in Section 3(b) below.
2. Issuance of the Corporation’s Common Stock.
     a. General. Upon the occurrence of a triggering event described in Section 2(b) below, each holder of Class B Common Stock at the close of business on the Trading Day immediately prior to the issuance date of a Claimant Share (“original Class B Common Stock”) shall be entitled to receive as a distribution from the Corporation such number of newly-issued or treasury fully-paid and non-assessable shares of Class B Common Stock (as such shares shall then be constituted) as is determined by the formula set forth in Section 2(c).
     b. Triggering Event. Holders of Class B Common Stock shall be entitled to the anti-dilution rights set forth in this Section 2 upon the issuance of any share of Common Stock (a “Claimant Share”) for a purchase price of less than the Closing Sales Price of the Class B Common Stock on the Trading Day next preceding the first public announcement by the Corporation that such Claimant Share would be issued,
i.	in respect of a claim against the Corporation under any share acquisition agreement; or

ii.	to any purported non-medical heir of a former shareholder of the Corporation or any of its predecessor entities or any of the predecessor entities of TSI which holder’s shares of common stock or common stock of any of the Corporation’s predecessor entities or the predecessor entities of TSI were cancelled following the holder’s death in respect of any purported right of such heir to receive, by way of testate or intestate transfer or otherwise, the shares of common stock or such common stock owned by such shareholder at the time of his or her death.
     c. Anti-Dilution Formula. The number of newly issued or treasury fully-paid and non-assessable shares of Class B Common Stock issued in respect of each share of Class B Common Stock outstanding immediately prior to the applicable issuance of Claimant Shares shall be determined according to the following formula:

DR	=	(CAO + X)

(CAO + Y)

Where:
DR = the number of shares of Class B Common Stock that a holder of one share of original Class B Common Stock would be entitled to hold following the issuance of one or more Claimant Shares;
CAO = the number of shares of Class A Common Stock outstanding immediately prior to the date on which such Claimant Shares are issued;
X = the aggregate number of such Claimant Shares issued; and
Y = the number of shares of Common Stock equal to the quotient of (A) the aggregate consideration paid for such Claimant Shares and (b) the average of the Closing Sale Prices of Class B Common Stock for the 10 consecutive Trading Days ending on the Business Day immediately preceding the date on which the planned issuance of the Claimant Shares was first publicly announced by the Corporation.
     For purposes of this Section 2, the Board of Directors shall determine, in its sole discretion, all matters of fact relevant to the application of the rights set forth in this Section 2, including, but not limited to, (i) the date of the first public announcement by the Corporation of any issuance of a Claimant Share, (ii) whether any Claimant Share was issued for less than the applicable Closing Sales Price of Class B Common Stock, and (iii) the value of the consideration paid, if other than cash, in respect of Claimant Shares issued.
3. Issuance of TSI Common Stock.
     a. General. Upon the occurrence of a triggering event described in Section 3(b) below, each holder of Class B Common Stock at the close of business on the Trading Day immediately prior to the issuance of a TSI Claimant Share (“Pre-TSI Issuance Class B Common Stock”) shall be entitled to receive as a distribution from the Corporation such number of newly-issued or treasury fully-paid and non-assessable shares of Class B Common Stock (as such shares shall then be constituted) as is determined by application of the formula set forth in Section 3(c).
     b. Triggering Event. Holders of Class B Common Stock shall be entitled to the rights set forth in this Section 3 upon the issuance of any share of common stock of TSI for a purchase price of less than the fair value of such share in respect of a claim under any share acquisition agreement (a “TSI Claimant Share”).
     c. TSI Anti-Dilution Formula. The number of newly issued or treasury fully paid and non-assessable shares of Class B Common Stock issued in respect of each share of Pre-TSI Issuance Class B Common Stock shall be determined according to the following formula:

X	=	OA (MC - VA)

OB (VA - VO)
Where:
X = the number of shares of Class B Common Stock a holder of one share of Pre-TSI Issuance Class B Common Stock would be entitled to hold following the issuance of one or more TSI Claimant Shares;
OA = the number of shares of Class A Common Stock outstanding immediately prior to such issuance;

OB = the number of shares of Class B Common Stock outstanding immediately prior to such issuance;
MC = the market capitalization of the Corporation immediately prior to the first public announcement of such issuance, calculated as the Closing Sale Price per share of Class B Common Stock on the Trading Day next preceding such announcement, multiplied by the total number of shares of Class B Common Stock and Class A Common Stock outstanding on that day;
VA = MC multiplied by the percentage of the Corporation’s common share capital represented by the Class A Common Stock; and
VO = the difference between the fair value of the TSI Claimant Shares issued and the total consideration paid for such TSI Claimant Shares.
Provided, that in any case in which VA - VO is less than $0.01, VA - VO shall be deemed to be $0.01.
   For purposes of this Section 3, the Board of Directors shall determine, in its sole discretion, all matters of fact relevant to the application of the rights set forth in this Section 3, including, but not limited to, (i) each of the values in the foregoing formula, (ii) whether a TSI Claimant Share was issued for less than fair value and (iii) the value of the consideration paid, if other than cash, in respect of TSI Claimant Shares issued.
4. Issuance of Shares.
     a. Issuance of Shares of Class B Common Stock. Capital stock issuable by the Corporation upon the occurrence of a triggering event set forth in Section 2(b) or 3(b) above shall include only shares of the class designated as Class B Common Stock of the Corporation or shares of any class or classes resulting from any reclassification or reclassifications thereof and that have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation.
     b. Settlement of Fractional Shares. Any fractional shares of Class B Common Stock resulting from any issuance of shares pursuant to the anti-dilution rights set forth in this Attachment C shall be aggregated with all other fractional shares resulting from the issuance of shares pursuant to such rights on the same day and sold on the open market by the transfer agent for the Class B Common Stock or such other agent as may be designated by the Board of Directors in its sole discretion. The proceeds of such sale will be distributed to the registered holders of Class B Common Stock to whom such fractional shares would have been issued, in proportion to such holders’ entitlement to such fractional shares.
5. Limitation of Anti-Dilution Rights. Except as otherwise set forth in this Attachment C, the Class B Common Stock shall not be entitled to anti-dilution rights with respect to the issuance of any shares of capital stock of the Corporation, including, but not limited to, shares of capital stock issued in connection with any current or future equity compensation plan.
6. Termination of Anti-Dilution Rights. The anti-dilution rights granted to holders of Class B Common Stock described in this Attachment C shall terminate upon the conversion of all Class A Common Stock to Class B Common Stock.